Exhibit 99.m(2)

INVESTOR CLASS SHARES DISTRIBUTION PLAN

HARBOR FUNDS

INVESTOR CLASS SHARES DISTRIBUTION PLAN, dated as of February 14, 2005 of HARBOR FUNDS, a Delaware business trust (the “Trust”)

WITNESSETH

WHEREAS, the Trust is engaged in business as an open-end, management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the “1940 Act”);

WHEREAS, the Trust intends to distribute shares of beneficial interest (the “Investor Class Shares”) of the Trust in accordance with Rule 12b-1 promulgated by the Securities and Exchange Commission under the 1940 Act (“Rule 12b-1”), and desires to adopt this Investor Class Shares distribution plan (the “Investor Class Plan”) as a plan of distribution pursuant to Rule12b-1;

WHEREAS, the Trust desires that HCA Securities, Inc., a Delaware corporation and the Principal Underwriter/Distributor (“PUD”), or such other persons as may be appointed principal underwriter from time to time, provide certain distribution services for the Trust’s Investor Class Shares in connection with the Investor Class Plan (PUD and any successor principal underwriter of the Trust’s shares being referred to as an “Underwriter”);

WHEREAS, the Trust has entered into an underwriting agreement (in a form approved by the Trust’s Board of Trustees in a manner specified in Rule 12b-1) with the Underwriter, whereby the Underwriter provides facilities and personnel and renders services to the Trust in connection with the offering and distribution of Investor Class Shares (the “Underwriting Agreement”);

WHEREAS, the Trust also recognizes and agrees that (a) the Underwriter may retain the services of firms or individuals to act as dealers or wholesalers (collectively, the “Dealers”) of the Investor Class Shares in connection with the offering of Investor Class Shares, (b) the Underwriter may compensate any Dealer that sells Investor Class Shares in the manner and at the rate or rates to be set forth in an agreement between the Underwriter and such Dealer, and (c) the Underwriter may make such payments to the Dealers for distribution services out of the fee paid to the Underwriter hereunder, its profits or any other source available to it;

WHEREAS, the Trust also recognizes and agrees that (a) the Underwriter may engage Dealers, brokers and banks and other entities which serve as trustees of or administrators for employee benefit, profit-sharing and retirement plans (collectively, the “Service Organizations”) to perform certain personal and account maintenance services for Investor Class shareholders on behalf of the Trust, (b) the Underwriter may compensate such Service Organizations in the manner and at the rate or rates to be set forth in an agreement between the Underwriter and such Service Organization, and (c) the Underwriter may make such payments to the Service Organizations for personal and account maintenance services out of the fee paid to the Underwriter hereunder, its profits or any other source available to it; and

WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Investor Class Plan, has evaluated such information as it deemed necessary to make an informed determination whether this Investor Class Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Trust for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Investor Class Plan will benefit the Trust and its Investor Class shareholders;

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NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Investor Class Plan for the Trust as a plan of distribution of Investor Class Shares in accordance with Rule 12b-1, on the following terms and conditions:

1.	(a) The Trust is authorized to compensate PUD for (1) distribution services and (2) personal and account maintenance services performed and expenses incurred by PUD in connection with the Trust’s Investor Class Shares. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine.

(b) The amount of compensation paid during any one year for distribution and person and account maintenance services with respect to Investor Class Shares shall be 0.25% of the Trust’s average daily net assets attributable to Investor Class Shares for such year.

(c) Distribution services and expenses for which PUD may be compensated pursuant to this Investor Class Plan include, without limitation: compensation to and expenses (including allocable overhead, travel and telephone expenses) of (i) Dealers, brokers and other dealers who are members of the National Association of Securities Dealers, Inc. (“NASD”), or their respective officers, sales representatives and employees, (ii) PUD and any of its affiliates and any of their respective officers, sales representatives and employees, (iii) banks and their officers, sales representatives and employees, who engage in or support distribution of the Trust’s Investor Class Shares; printing of reports and prospectuses for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.

(d) Personal and account maintenance services for which PUD or any of its affiliates may be compensated pursuant to this Investor Class Plan include, without limitation: payments made to or on account of PUD or any of its affiliates, and any Service Organizations, or their respective officers, sales representatives and employees, who respond to inquiries of, and furnish assistance to, shareholders regarding their ownership of Investor Class Shares or their accounts or who provide similar services not otherwise provided by or on behalf of the Trust. As partial consideration for personal services and/or account maintenance services provided by PUD to the Investor Class Shares, PUD shall be entitled to be paid any fees payable under this clause (d) with respect to Investor Class shares for which no dealer of record exists, where less than all consideration has been paid to a dealer of record or where qualification standards have not been met.

(e) Appropriate adjustments to payments made pursuant to clause (b) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by Section 2830(d) of the Conduct Rules of the NASD.

2. The Trust understands that agreements between PUD and Dealers and Service Organizations may provide for payment of fees to Dealers in connection with the sale of Investor Class Shares and/or the provision of shareholder servicing services to shareholders of the Trust. Nothing in this Investor Class Plan shall be construed as requiring the Trust to make any payment to any Dealer or Service Organization or to have any obligations to any Dealer or Service Organization in connection with services as a dealer or shareholder servicing agent of the Investor Class Shares. PUD shall agree and undertake that any agreement entered into between

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PUD and any Dealer or Service Organization shall provide that such Dealer or Service Organization shall look solely to PUD for compensation for its services thereunder and that in no event shall such Dealer or Service Organization seek any payment from the Trust.

3. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust, as it may be amended or restated from time to time, or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

4. This Investor Class Plan shall become effective upon approval by (i) a vote of the Board of Trustees, and (ii) a vote of a majority of the Trustees who are not “interested persons” of the Trust and who have no direct or indirect financial interest in the operation of the Investor Class Plan or in any agreements related to the Investor Class Plan (the “Qualified Trustees”), such votes to be cast in person at a meeting called for the purpose of voting on this Investor Class Plan.

5. This Investor Class Plan will remain in effect indefinitely, provided that such continuance is “specifically approved at least annually” by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees. If such annual approval is not obtained, this Investor Class Plan shall expire on the first anniversary of the adoption of this Investor Class Plan following the last such approval.

6. This Investor Class Plan may be amended at any time by the Board of Trustees, provided that this Investor Class Plan may not be amended to increase materially the limitations on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a “majority of the outstanding voting securities” of Investor Class of the Trust and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. This Investor Class Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a “majority of the outstanding voting securities” of Investor Class of the Trust.

7. The Trust and PUD shall provide to the Trust’s Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Investor Class Plan and the purposes for which such expenditures were made.

8. While this Investor Class Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not “interested persons” of the Trust.

9. For the purposes of this Investor Class Plan, the terms “interested persons,” “majority of the outstanding voting securities” and “specifically approved at least annually” are used as defined in the 1940 Act.

10. The Trust shall preserve copies of this Investor Class Plan, and each agreement related hereto and each report referred to in Paragraph 7 hereof (collectively, the “Records”), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

11. This Investor Class Plan shall be construed in accordance with the laws of Delaware and the applicable provisions of the 1940 Act.

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12. If any provision of this Investor Class Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Investor Class Plan shall not be affected thereby.

Approved: April 8, 2002

Revised: August 29, 2002

Revised: February 14, 2005

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